Exhibit 23.1

KPMG LLP
205 5th Avenue SW
Suite 3100
Calgary AB T2P 4B9
Tel (403) 691-8000
Fax (403) 691-8008
www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Sundial Growers Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Sundial Growers Inc. of our report dated July 22, 2019, relating to the consolidated financial statements of Sundial Growers Inc., which appears in Sundial Growers Inc.’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission (the “Commission”) on July 5, 2019, as amended and supplemented by Amendments No. 1 and 2 on Form F-1/A filed with the Commission on July 23, 2019 and July 30, 2019, respectively.

Our report dated July 22, 2019 contains an explanatory paragraph that states that the Company has no revenue and incurred losses since inception, and has net current liabilities at December 31, 2018. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Chartered Professional Accountants

Calgary, Canada
August 8, 2019

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.